Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports Second Quarter 2007 Results

Company Reports Third Straight Profitable Quarter and Record Third-Party Software Sales

BELLEVUE, WA, August 9, 2007 – BSQUARE Corporation (Nasdaq: BSQR) today announced financial results for the second quarter of 2007. Total revenue for the quarter was $15.1 million, up 20% from $12.6 million in the prior year. Total revenue for the first half of 2007 was $30.2 million, up 25% from $24.2 million in 2006. Both increases were driven by strength in all major revenue components.

The company reported net income for the quarter of $542,000, or $0.05 per diluted share, which compared to a net loss of $88,000, or $0.01 per diluted share, in the prior year. For the first half of 2007, the company reported net income of $1.2 million, or $0.12 per diluted share, compared to a net loss of $937,000, or $0.10 per diluted share, in 2006.

Key Results, Achievements and Events

During the quarter, the company:

•	Achieved its third straight profitable quarter and third consecutive quarter of increases in cash and marketable securities;

•	Worked on 58 service projects, down from 73 in the prior year, whereas average project revenue increased 71% year-over-year. Service projects included a number of smartphones, data collection devices and PDAs with phone capabilities running the Windows CE and Windows Mobile operating systems, and Board Support Packages created for silicon vendors;

•	Released version 1.1 of its SDIO Hx middleware product. Version 1.1 supports high capacity (up to 32GB) SD memory cards, as well as Windows CE 6.0. Continued updates to the SDIO Hx product ensure that the company’s customers have access to the latest technologies for adding storage and other functionality, such as high-performance Wi-Fi, to their devices;

•	Completed development of Board Support Packages for the Mobile Intel® 915GM Express Chipset, the Intel® 855GME Chipset and the Intel® 852GM/GME Chipset;

•	Renewed its Distribution Agreement with Microsoft through June 30, 2008 under which the company resells Microsoft Embedded Windows licenses; and

•	Derived revenue from 469 customers, up slightly from the prior year.

Revenue Results

Total software revenue was $10.2 million for the quarter, up 13% from $9.0 million in the prior year. Total software revenue for the first half of 2007 increased 15% to $19.4 million as compared to $16.9 million in 2006. Sales of third-party software were $9.1 million for the quarter compared to $8.2 million in the prior year representing an increase of 11%. Customer base growth and one large, low-margin sale accounted for the increase. Third-party software sales were $17.4 million for the first half of 2007 compared to $15.7 million in 2006.

Proprietary software revenue increased 23% to $1.0 million for the quarter compared to $810,000 in the prior year driven by significantly higher royalties from certain Asia Pacific service contracts, partially offset by lower SDIO revenue. Proprietary software revenue increased 67% to $2.0 million for the first half of 2007 compared to $1.2 million in 2006. The company has entered into Asia Pacific contracts in which it provided services at relatively low rates in exchange for future royalties. The company recognized $403,000 in royalty revenue from these contracts this quarter, which is classified as proprietary software revenue, as compared to an immaterial amount in the prior year.

Commenting on software sales for the quarter, Brian Crowley, the company’s chief executive officer said, “We continued to make good progress in both of our software revenue lines this quarter highlighted by a record quarter in sales of third-party software. We shipped our first meaningful volumes of the DevKit PXA320 development board this quarter which accounted for $72,000 in revenue. While the PXA320 revenue isn’t particularly significant, we expect that some of these sales will result in follow-on sales of our engineering services and other software offerings. SDIO revenue, while down year-over-year, rebounded nicely from the first quarter.”

Service revenue was $4.9 million for the quarter, up 36% from $3.6 million in the prior year, driven by strength in North America. Billable hours increased 31% while the realized rate per hour increased 5% as compared to the prior year. The billable hour increase was driven by strength in North America while the rate increase was largely attributable to Asia Pac driven by the completion of several significant low-margin contracts which affected most of 2006. This quarter’s North American service revenue and resulting bill rate were abnormally affected by revenue recognition delays and write-offs. Service revenue increased 48% to $10.8 million for the first half of 2007 compared to $7.3 million in 2006.

“Service revenue came in lower than anticipated this quarter by roughly $165,000. This shortfall was due largely to revenue recognition delays and write-offs which, in the case of the revenue recognition delays, should benefit the third quarter. Some of the write-offs resulted from our decision not to bill customers for strategic reasons,” continued Mr. Crowley. “Looking forward to the second half of the year, while our service backlog and pipeline is solidifying, most of the significant opportunities we are pursuing, or have closed, have pushed out such that they won’t impact revenue meaningfully until the fourth quarter and first half of 2008. Consequently, we are expecting a modest increase in our third quarter service revenue.”

Gross Profit Margin Results

Overall gross profit was $3.5 million for the quarter, or 23% of total revenue, as compared to $3.0 million, or 24% of revenue, in the prior year, with the dollar increase driven by higher gross profit contribution from all major revenue components, particularly services and proprietary software. Third-party software margin was 14% for the quarter as compared to 15% in the prior year with the margin decline attributable to lower-than-average margin realized on one large sale this quarter. Proprietary software gross margin continued at a high level of 91%. Service gross margin was 26% for the quarter, compared to 28% in the prior year. The decline in service gross margin was driven largely by the abnormally high level of revenue recognition delays and write-offs which affected the quarter as compared to the prior year. Overall gross profit was $7.5 million, or 25% of total revenue, for the first half of 2007 compared to $5.3 million, or 22% of total revenue, in 2006.

Scott Mahan, the company’s chief financial officer, commented, “We had expected this quarter’s service margin to be roughly flat as compared to last year due to some anticipated softness in this quarter’s service revenue. The two percentage point shortfall translates into about $130,000 in revenue, roughly equivalent to the revenue recognition delays which impacted the quarter.”

Operating Expenses

For the quarter, total operating expenses were $3.3 million, compared to $3.2 million in the second quarter of 2006. SG&A expense increased $191,000 compared to the prior year, driven by higher commissions and stock compensation expense, whereas R&D expense declined by $74,000. Total operating expenses were $6.7 million for the first half of 2007 as compared to $6.4 million in 2006 with the increase driven by SG&A expense and the factors noted previously.

Cash Flows

The company’s cash, cash equivalents and short-term investments increased to $12.4 million at June 30, 2007 as compared to $12.1 million at March 31, 2007 ($1.1 million of the June 30 balance is restricted). Days sales outstanding were 57 this quarter, up from 48 in the first quarter of 2007. “Revenue was heavily skewed to the last month of the quarter wherein almost 50% of our sales occurred. As a result, our accounts receivable increased $1.5 million over the first quarter and DSOs were negatively impacted,” concluded Mr. Mahan.

Conference Call

Management will host a conference call today, August 9, 2007, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 888-339-9446, or 480-629-9564 for international callers, and reference “BSQUARE Corporation Second Quarter 2007 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 3761718. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device community, collaborating at all stages in device development. As a full service provider, BSQUARE also offers Windows Embedded licensing and expertise. For more information about BSQUARE, visit its website at www.bsquare.com.

# # #

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include whether we are able to maintain our existing favorable relationship with Microsoft Corporation; whether we are able to meet competitive demands; any decline in the market for our products, technology licenses and services; any decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; whether we are able to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; whether we are able to successfully support our operations; intellectual property risks; and risks associated with our international operations. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Quarterly Report on Form 10-Q for the quarters ended March 31, and June 30, 2007 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

# # #

BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30,	December 31, 2006
	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,011	$2,483
Short-term investments	10,344	7,426
Accounts receivable, net of allowance for doubtful accounts of $198 at June 30, 2007 and $198 at December 31, 2006	9,478	7,167
Prepaid expenses and other current assets	358	421

Total current assets	21,191	17,497
Equipment, furniture and leasehold improvements, net	894	821
Intangible assets, net	—	101
Restricted cash	1,050	1,200
Other non-current assets	56	57

Total assets	$23,191	$19,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,766	$2,634
Other accrued expenses	4,010	2,877
Accrued compensation	1,199	1,046
Accrued legal fees	534	534
Deferred revenue	206	154

Total current liabilities	8,715	7,245
Deferred rent	343	355
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,887,808 shares issued and outstanding at June 30, 2007 and 9,617,755 shares issued and outstanding at December 31, 2006	120,345	119,229
Accumulated other comprehensive loss	(419)	(180)
Accumulated deficit	(105,793)	(106,973)

Total shareholders’ equity	14,133	12,076

Total liabilities and shareholders’ equity	$23,191	$19,676

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenue:
Software	$10,182	$9,045	$19,377	$16,900
Service	4,912	3,600	10,813	7,329

Total revenue	15,094	12,645	30,190	24,229

Cost of revenue:
Software	7,937	7,058	14,759	13,534
Service (1)	3,650	2,580	7,927	5,371

Total cost of revenue	11,587	9,638	22,686	18,905

Gross profit	3,507	3,007	7,504	5,324
Operating expenses:
Selling, general and administrative (1)	2,703	2,512	5,600	5,024
Research and development (1)	598	672	1,143	1,413

Total operating expenses	3,301	3,184	6,743	6,437

Income (loss) from operations	206	(177)	761	(1,113)
Interest and other income	444	115	567	202

Income (loss) before income taxes	650	(62)	1,328	(911)
Income tax expense	(108)	(26)	(148)	(26)

Net income (loss)	$542	$(88)	$1,180	$(937)

Basic income (loss) per share	$0.06	$(0.01)	$0.12	$(0.10)

Diluted income (loss) per share	$0.05	$(0.01)	$0.12	$(0.10)

Shares used in calculation income (loss) per share:
Basic	9,823	9,586	9,750	9,575

Diluted	10,190	9,586	10,010	9,575

(1)	Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$60	$42	$108	$82
Selling, general and administrative	170	115	290	212
Research and development	12	18	33	35

Total stock-based compensation expense	$242	$175	$431	$329